Exhibit 99.2

Veru Announces Pricing of Public Offering of Common Stock

MIAMI – December 14, 2023 –– Veru Inc. (NASDAQ: VERU), a late clinical stage biopharmaceutical company focused on developing novel medicines for the treatment of metabolic diseases, oncology and viral-induced acute respiratory distress syndrome, announced today the pricing of an underwritten public offering of 45,833,333 shares of its common stock at a price to the public of $0.72 per share. The aggregate gross proceeds to Veru from the offering, before deducting underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $33 million. In addition, Veru has granted the underwriters a 30-day option to purchase up to an additional 6,874,999 shares of common stock at the public offering price, less underwriting discounts and commissions. All of the securities being sold in the offering are being offered by Veru. The offering is expected to close on or about December 18, 2023, subject to the satisfaction of customary closing conditions.

Raymond James & Associates, Inc. and Oppenheimer & Co. Inc. are acting as joint book-running managers for the offering.

Veru intends to use the net proceeds from the offering to fund its clinical stage drug development with a primary near-term focus on funding a Phase 2b clinical trial designed to evaluate the safety and efficacy of enobosarm, an oral selective androgen receptor modulator, initially as a treatment to augment fat loss and to prevent muscle loss in sarcopenic obese or overweight elderly patients receiving a glucagon-like peptide-1 receptor agonist who are at-risk for developing muscle atrophy and muscle weakness. Some of the proceeds will also be used for working capital purposes, including existing vendor obligations, and for other general corporate purposes.

The securities described above are being offered by Veru pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (SEC) on March 16, 2023 which was amended on April 11, 2023 and declared effective by the SEC on April 14, 2023. This offering is being made only by means of a prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus related to this offering has been filed, and a final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and are or will be available on the website of the SEC at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained by contacting

Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, or by telephone at (800) 248-8863, or by e-mail to prospectus@raymondjames.com; or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Veru Inc.

Veru Inc. is a late clinical stage biopharmaceutical company focused on developing novel medicines for the treatment of metabolic diseases, oncology and viral-induced acute respiratory distress syndrome.

Cautionary Statement on Forward Looking Statements.

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 including, without limitation, express or implied statements related to Veru’s expectations regarding the timing and closing of the offering, and the anticipated use of proceeds from the offering. The words “anticipate,” “believe,” “could,” “expect, “ “intend,” “may,” “opportunity,” “plan,” “predict,” “potential,” “estimate,” “should, “ “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based upon current plans and strategies of Veru Inc. (the Company) and reflect the Company’s current assessment of the risks and uncertainties related to its business and are made as of the date of this press release. The Company assumes no obligation to update any forward- looking statements contained in this press release because of new information or future events, developments or circumstances. Such forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our actual results could differ materially from those expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering and the Company’s expectations regarding the completion, timing and size of the proposed public offering and the use of proceeds therefrom. This list is not exhaustive and other risks are detailed in the Company’s periodic reports filed with the SEC, including the Company’s Form 10-K for the year ended September 30, 2023.

Contact:

Sam Fisch

veruinvestor@verupharma.com

Executive Director, Investor Relations and Corporate Communications

2